PRUDENTIAL PREMIER ADVISOR VARIABLE ANNUITIES
(Offering Highest Daily Lifetime Income v3.0)
PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT
Supplement dated July 15, 2020
To
Prospectus dated April 27, 2020
This Rate Sheet Prospectus Supplement (this “Supplement”) should be read and retained with the prospectus for the Premier Retirement Variable Annuities. If you would like another copy of the current prospectus, please call us at 1-888-PRU-2888.
We are issuing this Supplement to provide the Roll-up Rate and Withdrawal Percentages that we are currently offering. This Supplement replaces and supersedes any previously issued Rate Sheet Prospectus Supplement(s),and must be used in conjunction with an effective Premier Retirement Variable Annuities Prospectus.
The rates below apply for applications signed between July 15, 2020 and July 31, 2020.
The Roll-up Rate and Withdrawal Percentages may be different than those listed below for Applications signed on or issued after August 1, 2020. Please visit www.PrudentialAnnuities.com/investor/prospectuses or work with your Financial Professional to confirm the most current rates.
Roll-up Rate:

4.00% Annual Effective Compounded Daily
Withdrawal Percentages
The Withdrawal Percentages are based on the age of the Annuitant at the first Lifetime Withdrawal, or the age of the younger spouse at first Lifetime Withdrawal if electing a spousal version, according to the following table listed below:

Ages	Single Percentage	Spousal Percentage
50 – 54	1.60%	1.10%
55 – 59	2.10%	1.60%
60 – 64	3.00%	2.50%
65 – 69	4.00%	3.50%
70 – 84	4.00%	3.50%
85+	4.40%	3.90%
In order for you to receive the Roll-up Rate and Withdrawal Percentages reflected in this Supplement, your Application or benefit election form must be signed within the time period disclosed above. From the date you sign your Application or benefit election form, we must also receive that paperwork in Good Order within 15 calendar days, and for new purchases the annuity must be funded within 60 calendar days. If these conditions are not met, and you decide to proceed with the purchase of the annuity, additional paperwork will be required to issue the contract with the applicable rates in effect at that time. Under certain circumstances we may waive these conditions or extend these time periods in a nondiscriminatory manner.
Subject to the rules stated above, it is important to note that if either (1) the Roll-up Rate; and/ or (2) the Withdrawal Percentages (collectively the “set of rates”) that we are currently offering on the effective date of the benefit is higher than the set of rates we were offering on the date you signed the applicable paperwork and neither the Roll-up Rate nor any Withdrawal Percentages have decreased, you will receive that higher set of rates. If any rates have decreased when we compare the set of rates that we were offering on the day you signed your paperwork to the set of rates that we are offering on the effective date of the benefit, your contract will be issued with the set of rates that were in effect on the day you signed your paperwork.

HDRT0720

PRUDENTIAL PREMIER RETIREMENT VARIABLE ANNUITIES
(Offering Highest Daily Lifetime Income v3.0 and Legacy Protection Plus)
PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT
Supplement dated July 15, 2020
To
Prospectus dated April 27, 2020
This Rate Sheet Prospectus Supplement (this “Supplement”) should be read and retained with the prospectus for the Premier Retirement Variable Annuities. If you would like another copy of the current prospectus, please call us at 1-888-PRU-2888.
We are issuing this Supplement to provide the Highest Daily Lifetime Income v3.0 and the Legacy Protection Plus rates and percentages that we are currently offering for each applicable optional benefit. This Supplement replaces and supersedes any previously issued Rate Sheet Prospectus Supplement(s), and must be used in conjunction with an effective Premier Retirement Variable Annuities Prospectus.
The rates and percentages below apply for applications signed between July 15, 2020 and July 31, 2020.
The rates and percentages may be different than those listed below for Applications signed on or issued after August 1, 2020. Please visit www.PrudentialAnnuities.com/investor/prospectuses or work with your Financial Professional to confirm the most current rates.
Highest Daily Income v3.0 benefits are optional living benefits and Legacy Protection Plus is an optional death benefit. These optional benefits may not be elected together.

Highest Daily Lifetime Income v3.0			Legacy Protection Plus
Roll-up Rate:			Roll-up Rate:
4.00% Annual Effective Compounded Daily			7% Simple Interest
Withdrawal Percentages
The Withdrawal Percentages are based on the age of the Annuitant at the first Lifetime Withdrawal, or the age of the younger spouse at first Lifetime Withdrawal if electing a spousal version, according to the following table listed below:
			Roll-up Cap Percentage 200%
Ages	Single Percentage	Spousal Percentage
50 – 54	1.60%	1.10%
55 – 59	2.10%	1.60%
60 – 64	3.00%	2.50%
65 – 69	4.00%	3.50%
70 – 84	4.00%	3.50%
85+	4.40%	3.90%
Please note: In order for you to receive the rates and percentages reflected in this Supplement, your Application must be signed within the time period disclosed above. From the date you sign your Application, we must also receive that paperwork in Good Order within 15 calendar days, and for new purchases the annuity must be funded within 60 calendar days. If these conditions are not met, and you decide to proceed with the purchase of the annuity, additional paperwork will be required to issue the contract with the applicable rates and percentages in effect at that time. Under certain circumstances we may waive these conditions or extend these time periods in a nondiscriminatory manner.
Subject to the rules stated above, it is important to note that if: (1) either the Highest Daily Lifetime Income v3.0 Roll-up Rate or the Withdrawal Percentages (together the “HDI rates”), or (2) the Legacy Protection Plus Roll-up Rate or Roll-up Cap Percentage (together the “Legacy Rates”) that we are currently offering on the effective date of the applicable benefit are higher than the HDI Rates or Legacy Rates, as applicable, we were offering on the date you signed the applicable paperwork, and neither the HDI Rates nor Legacy Rates have decreased, you will receive the higher HDI Rates or Legacy Rates. If any of the HDI Rates or Legacy Rates, as applicable, have decreased when we compare the Rates that we were offering on the day you signed your paperwork to the Rates that we are offering on the effective date of the benefit, your contract will be issued with the HDI Rates and Legacy Rates, as applicable, that were in effect on the day you signed your paperwork.

HDLBRT0720

PRUDENTIAL PREMIER RETIREMENT VARIABLE ANNUITY
(Offering Highest Daily Lifetime Income v3.0 and Legacy Protection Plus)
PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT
Supplement dated July 15, 2020
To
Prospectus dated April 27, 2020
IMPORTANT: The information contained in this Rate Sheet Prospectus Supplement (this “Supplement”) applies only if you elect one of the Highest Daily Lifetime Income v3.0 benefits. If you do not elect one of these benefits, the information contained in this Supplement is inapplicable to your annuity.
This Supplement should be read and retained with the prospectus for the Premier Retirement Variable Annuities. If you would like another copy of the current prospectus, please call us at 1-888-PRU-2888.
We are issuing this Supplement to provide Roll-up Rate and Withdrawal Percentages that we are currently offering. This Supplement replaces and supersedes any previously issued Rate Sheet Prospectus Supplement(s), and must be used in conjunction with an effective Premier Retirement Variable Annuities Prospectus.
The rates below apply for applications signed between July 15, 2020 and July 31, 2020.
The Roll-up Rate and Withdrawal Percentages may be different than those listed below for Applications signed on or issued after August 1, 2020. Please visit www.PrudentialAnnuities.com/investor/prospectuses or work with your Financial Professional to confirm the most current rates.
Highest Daily Lifetime Income v3.0
Roll-up Rate:
4.00% Annual Effective
Compounded Daily
Withdrawal Percentages
The Withdrawal Percentages are based on the age of the Annuitant at the first Lifetime Withdrawal, or the age of the younger spouse at first Lifetime Withdrawal if electing a spousal version, according to the following table listed below:

Ages	Single Percentage	Spousal Percentage
50 – 54	1.60%	1.10%
55 – 59	2.10%	1.60%
60 – 64	3.00%	2.50%
65 – 69	4.00%	3.50%
70 – 84	4.00%	3.50%
85+	4.40%	3.90%
Please note: In order for you to receive the Roll-up Rate and Withdrawal Percentages reflected in this Supplement, your Application or benefit election form must be signed within the time period disclosed above. From the date you sign your Application or benefit election form, we must also receive that paperwork in Good Order within 15 calendar days, and for new purchases the annuity must be funded within 60 calendar days. If these conditions are not met, and you decide to proceed with the purchase of the annuity, additional paperwork will be required to issue the contract with the applicable rates in effect at that time. Under certain circumstances we may waive these conditions or extend these time periods in a nondiscriminatory manner.
Subject to the rules stated above, it is important to note that if either (1) the Roll-up Rate; and/ or (2) the Withdrawal Percentages (collectively the “set of rates”) that we are currently offering on the effective date of the benefit is higher than the set of rates we were offering on the date you signed the applicable paperwork and neither the Roll-up Rate nor any Withdrawal Percentages have decreased, you will receive that higher set of rates. If any rates have decreased when we compare the set of rates that we were offering on the day you signed your paperwork to the set of rates that we are offering on the effective date of the benefit, your contract will be issued with the set of rates that were in effect on the day you signed your paperwork.
LEGACY PROTECTION PLUS: The Legacy Protection Plus optional death benefit described in your Prospectus dated April 27, 2020 is currently not available and will not be part of your annuity contract when it is issued and will not be available to be added later after issue.

PPJHDLBRT0720

PRUDENTIAL MyRockSM ADVISOR VARIABLE ANNUITY
PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT
Supplement dated July 15, 2020
To
Prospectus dated April 27, 2020
RATE SHEET SUPPLEMENT FOR:
PRUDENTIAL DEFINED INCOME BENEFIT
This Rate Sheet Prospectus Supplement (this “Supplement”) should be read and retained with the prospectus for the Prudential MyRockSM Advisor Variable Annuity (the “Annuity”). If you would like another copy of the prospectus, please call us at 1-888-PRU-2888.
This Supplement provides the Income Growth Rate and Income Percentages that we are currently offering for the Defined Income Benefit available with the Annuity. This Supplement replaces and supersedes any previously issued Rate Sheet Prospectus Supplement(s), and must be used in conjunction with an effective prospectus for the Annuity.
The rates below apply to Purchase Payments made to Annuities with the Defined Income Benefit, and new elections of the Defined Income Benefit made between July 15, 2020 and July 31, 2020.*
The Income Growth Rate and Income Percentages may be different than those listed below for Purchase Payments and new elections of the Defined Income Benefit made on or after August 1, 2020. Please visit www.PrudentialAnnuities.com/investor/prospectuses or work with your Financial Professional to confirm the most current Income Growth Rate and Income Percentages.
Income Growth Rate:
6.60% annually on a simple interest basis
Income Percentages
The applicable guaranteed Income Percentage is based on the attained age of the Designated Life (younger Spousal Designated Life for Spousal benefit) as of the date the Purchase Payment(s) or, for new elections of the Defined Income Benefit, the benefit election form, is received in Good Order, according to the tables listed below:

Age	Single Percentage	Spousal Percentage	Age	Single Percentage	Spousal Percentage
45	3.20%	2.70%	66	5.40%	4.90%
46	3.35%	2.85%	67	5.45%	4.95%
47	3.45%	2.95%	68	5.45%	4.95%
48	3.60%	3.10%	69	5.50%	5.00%
49	3.75%	3.25%	70	5.55%	5.05%
50	3.80%	3.30%	71	5.65%	5.15%
51	3.90%	3.40%	72	5.70%	5.20%
52	4.00%	3.50%	73	5.80%	5.30%
53	4.15%	3.65%	74	5.85%	5.35%
54	4.25%	3.75%	75	5.95%	5.45%
55	4.35%	3.85%	76	6.00%	5.50%
56	4.45%	3.95%	77	6.05%	5.55%
57	4.55%	4.05%	78	6.15%	5.65%
58	4.60%	4.10%	79	6.20%	5.70%
59	4.70%	4.20%	80	6.25%	5.75%
60	4.80%	4.30%	81	6.35%	5.85%
61	4.90%	4.40%	82	6.45%	5.95%
62	5.00%	4.50%	83	6.55%	6.05%
63	5.15%	4.65%	84	6.65%	6.15%
64	5.25%	4.75%	85	6.75%	6.25%
65	5.35%	4.85%

MYROCKDEFRT0720

*In order for you to receive the Income Growth Rate and Income Percentages reflected in this Supplement, your Annuity application or benefit election form must be signed within the time period disclosed above. From the date you sign your Annuity application or elect the Defined Income Benefit, we must also receive that paperwork in Good Order within 15 calendar days, and new Annuities must be funded within 60 calendar days. (Please note that if you plan to fund your new Annuity with multiple Purchase Payments, each Purchase Payment after the initial Purchase Payment will receive the Income Growth Rate and Income Percentages in effect at the time the Purchase Payment is applied to the Annuity.) If these conditions are not met, and you decide to proceed with the purchase of the Annuity, additional paperwork will be required to issue the contract with the applicable rates in effect at that time. Under certain circumstances we may waive these conditions or extend these time periods in a nondiscriminatory manner.
Subject to the rules stated above, it is important to note that if either (1) Income Growth Rate; and/ or (2) the Income Percentages (collectively the “set of rates”) that we are currently offering on the effective date of the benefit is higher than the set of rates we were offering on the date you signed the applicable paperwork and neither the Income Growth Rate nor any Income Percentages have decreased, you will receive that higher set of rates. If any rates have decreased when we compare the set of rates that we were offering on the day you signed your paperwork to the set of rates that we are offering on the effective date of the benefit, your Defined Income Benefit will be issued with the set of rates that were in effect on the day you signed your paperwork.
NON-GUARANTEED ELEMENTS
The Defined Income Benefit Charge is a daily equivalent charge assessed as a percentage of the Sub-account assets and may be increased one or more times on or after the 3rd anniversary of the Benefit Issue Date up to the maximum annual rate shown below. We will notify you in advance of any change to the charge and you will be given an opportunity to “opt out” of any charge increase subject to certain conditions.

	Current	Maximum
Defined Income Benefit Charge	0.80%	1.50%

MYROCKDEFRT0720

PRUDENTIAL MyRockSM ADVISOR VARIABLE ANNUITY
PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE FLEXIBLE PREMIUM VARIABLE ANNUITY ACCOUNT
Supplement dated July 15, 2020
To
Prospectus dated April 27, 2020
RATE SHEET SUPPLEMENT FOR:
PRUDENTIAL DYNAMIC INCOME BENEFIT
This Rate Sheet Prospectus Supplement (this “Supplement”) applies only to the benefit noted above and should be read and retained with the prospectus for the Prudential MyRockSM Advisor Variable Annuity (the “Annuity”). If you would like another copy of the prospectus, please call us at 1-888-PRU-2888.
This Supplement provides the Initial Income Percentages and Income Deferral Rates we are currently offering for the Prudential Dynamic Income Benefit available with the Annuity. This Supplement replaces and supersedes any previously issued Rate Sheet Prospectus Supplement(s) for the Prudential Dynamic Income Benefit (“Dynamic Income Benefit”), and must be used with an effective prospectus for the Annuity.
The following rates are effective between July 15, 2020 and July 31, 2020:

•	Initial Income Percentages for Purchase Payments made to Annuities with the Dynamic Income Benefit, and new elections of the Dynamic Income Benefit*

•	Income Deferral Rates for new elections of the Dynamic Income Benefit*
Initial Income Percentages and Income Deferral Rates for new elections of the Dynamic Income Benefit and Initial Income Percentages below for additional Purchase Payments made when the benefit is in effect may be different from those shown below on or after August 1, 2020. Please visit www.PrudentialAnnuities.com/investor/prospectuses or work with your Financial Professional to confirm the most current rates.
Initial Income Percentages
The applicable Initial Income Percentage is based on the attained age of the Designated Life (younger Spousal Designated Life for Spousal benefit) as of the date the Purchase Payment(s) or, for new elections of the Dynamic Income Benefit, the benefit election form, is received in Good Order, according to the tables below:

Age	Single Percentage	Spousal Percentage	Age	Single Percentage	Spousal Percentage
45	2.95%	2.60%	66	4.25%	3.90%
46	2.95%	2.60%	67	4.40%	4.05%
47	3.00%	2.65%	68	4.50%	4.15%
48	3.00%	2.65%	69	4.65%	4.30%
49	3.05%	2.70%	70	4.75%	4.40%
50	3.05%	2.70%	71	4.90%	4.55%
51	3.10%	2.75%	72	5.05%	4.70%
52	3.15%	2.80%	73	5.15%	4.80%
53	3.25%	2.90%	74	5.30%	4.95%
54	3.30%	2.95%	75	5.45%	5.10%
55	3.35%	3.00%	76	5.60%	5.25%
56	3.40%	3.05%	77	5.80%	5.45%
57	3.50%	3.15%	78	5.95%	5.60%
58	3.55%	3.20%	79	6.15%	5.80%
59	3.65%	3.30%	80	6.30%	5.95%
60	3.70%	3.35%	81	6.30%	5.95%
61	3.80%	3.45%	82	6.30%	5.95%
62	3.90%	3.55%	83	6.30%	5.95%
63	3.95%	3.60%	84	6.30%	5.95%
64	4.05%	3.70%	85	6.30%	5.95%
65	4.15%	3.80%

MYROCKDYNRT0720

Income Deferral Rates
The applicable Income Deferral Rate at election of the Dynamic Income Benefit is based on the attained age of the Designated Life (younger Spousal Designated Life for Spousal benefit) as of the date we receive your Annuity application or benefit election form in Good Order, and then increases on certain Benefit Anniversaries according to the tables listed below:

Age on Benefit Issue Date or Benefit Anniversary	Income Deferral Rate Single Percentage	Income Deferral Rate Spousal Percentage
45 – 49	0.05%	0.05%
50 – 54	0.10%	0.10%
55 – 59	0.10%	0.10%
60 – 64	0.15%	0.15%
65 – 69	0.20%	0.20%
70 – 74	0.30%	0.30%
75 – 79	0.40%	0.40%
80+	0.45%	0.45%
*In order for you to receive the rates reflected in this Supplement, your Annuity application or benefit election form must be signed within the time period disclosed above. From the date you sign your Annuity application or elect the Dynamic Income Benefit, we must also receive that paperwork in Good Order within 15 calendar days, and new Annuities must be funded within 60 calendar days. (Please note that if you plan to fund your new Annuity with multiple Purchase Payments, each Purchase Payment after the initial Purchase Payment will receive the Initial Income Percentage in effect at the time the Purchase Payment is applied to the Annuity but the Income Deferral Rate at issue will apply to all Purchase Payments.) If these conditions are not met, and you decide to proceed with the purchase of the Annuity, additional paperwork will be required to issue the contract with the applicable rates in effect at that time. Under certain circumstances we may waive these conditions or extend these time periods in a nondiscriminatory manner.
Subject to the rules stated above, it is important to note that if either (1) Initial Income Percentages; and/ or (2) the Income Deferral Rates (collectively the “set of rates”) that we are currently offering on the effective date of the benefit is higher than the set of rates we were offering on the date you signed the applicable paperwork and neither the Initial Income Percentages nor any Income Deferral Rates have decreased, you will receive that higher set of rates. If any rates have decreased when we compare the set of rates that we were offering on the day you signed your paperwork to the set of rates that we are offering on the effective date of the benefit, your Dynamic Income Benefit will be issued with the set of rates that were in effect on the day you signed your paperwork.
NON-GUARANTEED ELEMENTS
The Prudential Dynamic Income Benefit Charge is a quarterly charge assessed against Account Value at each quarterly anniversary of the Benefit Effective Date and may be increased one or more times on or after the 3rd anniversary of the Benefit Effective Date up to the maximum annual rate shown below. We will notify you in advance of any change to the charge and you will be given an opportunity to “opt out” of any charge increase subject to certain conditions. See “Fees, Charges and Deductions - Charges for Optional Living and Death Benefits” in the prospectus for information about this opt out process including the requirement to accept a 5% reduction in the Annual Income Amount.

	Current	Maximum
Prudential Dynamic Income Benefit Charge	0.40%	1.00%

MYROCKDYNRT0720